Exhibit 23.1

We have issued our report dated January 28, 2004 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries included in this Annual Report on Form 10-K (this "Form 10-K"). We hereby consent to inclusion of said report in the Form 10-K and the incorporation by reference of said report in the Registration Statement of VitalStream Holdings, Inc. on Form S-8, File No. 333-82218.

ROSE, SNYDER & JACOBS

Encino, CA
March 29, 2004